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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                   FORM 8-K
               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report                                                December 28, 1999
Commission File Number                                                   1-6906

                          FIRST SECURITY CORPORATION
            (Exact name of registrant as specified in its charter)
State of incorporation                                                 Delaware
I.R.S. Employer Identification No.                                   87-6118148
Address of principal executive offices            79 South Main, P.O. Box 30006
                                                           Salt Lake City, Utah
Zip Code                                                             84130-0006
Registrant's telephone number, including area code               (801) 246-5976


Item 5.  Other Information

On December 23, 1999, First Security Corporation (FSCO) issued a press release (a copy of which is attached to this report as Exhibit A) announcing that it is delaying the shareholder meeting scheduled for December 28, 1999 in connection with its pending merger of equals agreement with Zions Bancorporation (NASDAQ:
ZION).


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST SECURITY CORPORATION
(Registrant)


/s/ Brad D. Hardy                                            December 28, 1999
__________________________________________________________   __________________
Brad D. Hardy                                                Date
Executive Vice President Corporate Services,
General Counsel,
Chief Financial Officer, and
Secretary of First Security Corporation
(Principal Financial and Accounting Officer)



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EXHIBIT A

FOR IMMEDIATE RELEASE                                  Contact:    Brad D. Hardy
December 23, 1999                                                 (801) 246-5976
                                                                Scott C. Ulbrich
                                                                  (801) 246-5706

FIRST SECURITY DELAYS SPECIAL SHAREHOLDER MEETING

   SALT LAKE CITY - First Security Corporation (NASDAQ: FSCO) announced today that it is delaying the shareholder meeting scheduled for December 28, 1999 in connection with its pending merger of equals agreement with Zions Bancorporation (NASDAQ: ZION). The need for such delay has arisen as a result of Zions informing us late this afternoon that it will be required to restate its historical financial statements to reclassify certain of its 1997 and 1998 acquisitions that Zions had previously accounted for as "pooling-of-interest" transactions as "purchase" transactions.
   Spencer F. Eccles, chairman and chief executive officer of First Security states, "The need for this restatement has caught all of us by surprise, and we are disappointed that we will now need to delay the timing of our shareholders meeting. We anticipate that we will be working closely with Zions over the next several weeks to fully assess the impact of this restatement."
   With $23.3 billion in assets, First Security Corporation is the second largest independent bank holding company headquartered in the West. First Security operates about 400 banking, insurance and investment offices in Utah, Idaho, New Mexico, California, Nevada, Oregon and Wyoming. The corporation also operates nearly 150 mortgage and construction lending and equipment finance offices in 26 states, through subsidiaries First Security Bank, CrossLand Mortgage and First Security Leasing Company. For more information on First Security, visit www.firstsecuritybank.com.

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